Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vanguard Natural Resources, LLC
Houston, Texas

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-210329 and 333-207357) and Form S-8 (Nos. 333-152448, 333-190102 and 333-207356) of Vanguard Natural Resources, LLC of our reports dated March 15, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Vanguard Natural Resources, LLC, appearing in this Annual Report on Form 10-K. Our report on our audit of the Company’s consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Houston, Texas
March 15, 2017